Exhibit 99.1

                                  PRESS RELEASE

For additional information:
Terence R. Rogers
Chief Financial Officer
773.788.3720
Terence.rogers@ryerson.com

                     RYERSON EXTENDS EXCHANGE OFFER FOR ITS
                   FLOATING RATE SENIOR SECURED NOTES DUE 2014
                    AND ITS 12% SENIOR SECURED NOTES DUE 2015

Chicago, IL (April 2, 2009) - Ryerson Inc. (the "Company") announced today that it has extended its pending offer (the "Exchange Offer") to exchange up to $102,916,000 in the aggregate principal amount of the Company's Floating Rate Senior Secured Notes due 2014 (the "Initial Floating Rate Notes") and up to $382,200,000 in the aggregate principal amount of the Company's 12% Senior Secured Notes due 2015 (the "Initial Fixed Rate Notes" and together with the Initial Floating Rate Notes, the "Initial Notes"), that were issued on October 19, 2007, for an equal principal amount of Floating Rate Senior Secured Notes due 2014 and 12% Senior Secured Notes due 2015 that have been registered under the Securities Act of 1933, as amended. The Exchange Offer was previously scheduled to expire at 5:00 p.m., New York City time, on April 2, 2009 and is extended until 5:00 p.m. New York City time, on April 3, 2009, unless otherwise further extended or earlier terminated. Except for the extension of the expiration date, all terms and conditions of the Exchange Offer are unchanged and remain in full force and effect.

Wells Fargo Bank, National Association, the exchange agent for the Exchange Offer, has advised the Company that, as of 5:00 p.m., New York City time, on April 2, 2009, approximately $101 million in aggregate principal amount of the Initial Floating Rate Notes and the entire aggregate principal amount of the Initial Fixed Rate Notes (including any notes tendered pursuant to guaranteed delivery procedures) had been validly tendered and not withdrawn in the Exchange Offer.

This press release does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The Exchange Offer is made by means of a prospectus dated February 26, 2009, which has been filed with the U.S. Securities and Exchange Commission. A copy of the prospectus and the related letter of transmittal may be obtained from Wells Fargo Bank, National Association, Corporate Trust Services, MAC N9311-110, 625 Marquette Avenue, Minneapolis, MN 55479, Attention: Lynn M. Steiner.


About Ryerson (www.ryerson.com) Ryerson Inc. is a leading distributor and processor of metals in North America, with 2008 net sales of $5.3 billion. Ryerson Inc. services customers through a network of service centers across the United States and in Canada, India, and China.